Exhibit 10.1

2121 South El Camino Real

San Mateo, California 94403

August 28, 2015

Mr. Michael Brodsky

2121 South El Camino Real

San Mateo, California 94403

Dear Michael:

Reference is made to your employment offer letter dated effective August 6, 2013, as amended December 4, 2013 and September 1, 2014, with Selectica, Inc. (the “Company”) whereby you currently serve as Executive Chairman (the “Employment Agreement”). You will continue to serve as Executive Chairman, reporting to the Company’s Board of Directors, for an extended transition period through the twelve month period after the date of this letter. This letter hereby further amends the Employment Agreement as follows:

1. Section 2 shall be amended and replaced with the following:

Cash Compensation. The Company will continue to pay you a salary at the rate of $12,500 per month through the twelve month period after the date of this letter, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule, after which this agreement will terminate and you would thereby automatically resign as Executive Chairman and as an executive and employee of the Company (the “Resignation Date”) but would continue thereafter in your director capacity as Chairman of the Board.

2. The following shall be added to end of Section 3.1:

For your extended service the twelve month period after the date of this letter, you will be provided an additional grant of a stock option (the “Option”) to purchase 50,000 shares of Company’s Common Stock under Company’s 2015 Equity Incentive Plan (the “EIP”). The Options shall be granted effective one trading day after the date of filing of the Company’s Form 8-K with the Securities Exchange Commission disclosing this letter agreement and shall have an exercise price equal to the fair market value of the Company’s common stock at the close of market the date of grant. The Options shall vest over a 24 month period (regardless of whether you continue employment) in equal quarterly installments from the date hereof.

In addition, effective upon the Resignation Date, you will be granted an additional grant of 50,000 restricted stock units representing shares of the Company’s Common Stock (the “Units”), settled on the earliest permissible trading day after such date.

August 28, 2015

The Option will vest and the Units would be issued and settled immediately if the Company is subject to a Change in Control, as defined in the EIP. The grants of the Units and Options are subject to the other terms and conditions set forth in the EIP and the Company’s forms of Stock Unit Agreement and Stock Option Agreement.

Please indicate your agreement with these terms by countersigning below.

Very truly yours,

SELECTICA, INC.

By:	/s/ Alan Howe
Name:	Alan Howe, on behalf of the Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY

Dated:	August 28, 2015